Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 4 to Registration Statement No. 333-190251 on Form N-1A of our report dated December 23, 2015 relating to the financial statements and financial highlights of  BlackRock CoRI 2015 Fund, BlackRock CoRI 2017 Fund, BlackRock CoRI 2019 Fund, BlackRock CoRI 2021 Fund, and BlackRock CoRI 2023 Fund (collectively, the “Funds”); each a series of BlackRock CoRI Funds, appearing in the Annual Reports on Form N-CSR of the Funds for the year ended October 31, 2015.

We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 25 2016